Exhibit 99.1

Contact: David Ruckert, CEO; John Davenport, COO/CTO;

Bob Connors CFO; Fiberstars 510-490-0719

Fiberstars Appoints two Board Members

FREMONT, Calif., July 30, 2003 — Fiberstars, Inc. (Nasdaq: FBST) the worldwide leader in fiber optic lighting, today announced the appointment of Jeffrey H. Brite and Sabu Krishnan to serve on its board of directors.

Mr. Brite is director of product development for Gensler, a leading global design, planning and strategic consulting firm.  As director, he oversees the firm’s manufacturing partnerships while advising Gensler’s executive committee on business strategy relating to product design.  Prior to joining Gensler, Mr. Brite was the founder of a lighting distribution business, a real estate firm and became a partner and CEO of NeoRay, a lighting company which was subsequently acquired by Cooper Lighting.

“I became acquainted with Fiberstars through its innovative lighting products,” said Brite, “I look forward to helping Fiberstars make a success of this new energy efficient lighting technology in the wider lighting and architectural market.”

The Board of Directors also named Mr. Sabu Krishnan to its board.  Mr. Krishnan is Chief Operating Officer of Advanced Lighting Technology, Inc., and has been instrumental in moving significant parts of ADLT’s operations to off-shore manufacturing in India and China.  Prior to being named COO, Mr. Krishnan was vice president of Indian and Asian operations at ADLT.  Before joining ADLT he was an operations manager at K&M International, a lighting company, and manager of operations and engineering for several firms in India.

“At ADLT we have been able to realize real improvement in operating margins through off-shore manufacturing.  I will bring to the table what I have learned in this process and, as a board member, advise Fiberstars in its efforts to achieve similar gains in its operations,” said Mr. Krishnan.  “I am impressed with their lighting technology and believe it to have a bright future.”

David Ruckert, CEO of Fiberstars said, “we are very pleased to have Mr. Brite and Mr. Krishnan join Fiberstars’ board of directors.  I believe they will lend a good deal of needed expertise in each of their respective areas to Fiberstars in the next phase of the company’s growth and development.”

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 31 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Cleveland, Seattle, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding beliefs about the Company’s next phase of growth and development, beliefs about the contributions to be made by new board members, beliefs about the Company’s future, and expectations for the success of Company products or new products in the architectural market.. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars’ markets, a failure to develop marketable products from new technologies, failure of new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition—particularly from the color-changing electric light competitor, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.